MACDONALD TUSKEY
CORPORATE AND SECURITIES LAWYERS

Suite 1210, 777 Hornby Street
Reply Attention of	William L. Macdonald	Vancouver, B.C
Direct Tel.	(604) 648-1670	V6Z 1S4 CANADA
EMail Address	wmacdonald@wlmlaw.ca
Our File No.	0926-1
Telephone: (604) 689-1022
Facsimile: (604) 681-4760

November 13, 2009

Dreamfly Productions Corporation
3107 Cole Avenue
Dallas, TX 75204

Dear Sirs:

Re:	Common Stock of Dreamfly Productions Corporation Registered on Form S-1, filed on November 13, 2009

We have acted as counsel to Dreamfly Productions Corporation (the “Company”), a corporation incorporated under the laws of the State of Delaware, in connection with the filing, on November13, 2009, of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of 2,921,932 shares (the “Registered Shares”) of the Company’s common stock for issuance by the Company pursuant to the Registration Statement.

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares that may be issued pursuant to the Registration Statement will, when issued, be duly and validly authorized and issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Delaware law, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the States of New York and Washington.

MACDONALD TUSKEY
CORPORATE AND SECURITIES LAWYERS
Dreamfly Productions
November 13, 2009
Page | 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

W.L. MACDONALD LAW CORPORATION

Ss: “W.L. MACDONALD LAW CORPORATION”

WLM/mll